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                                                                    EXHIBIT 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" in the Registration Statement (Form S-4) of Jefferson-Pilot Corporation and the related Proxy Statement-Prospectus for the registration of shares of its common stock, and to the incorporation by reference therein of our report dated February 8, 1999 with respect to the consolidated financial statements and our report dated November 23, 1999 with respect to the financial statement schedules of Jefferson-Pilot Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 1998 filed with the Securities and Exchange Commission.



                                                         /s/ Ernst & Young, LLP
                                                         -----------------------

Greensboro, North Carolina
November 24, 1999